As filed with the Securities and Exchange Commission on August 20, 2009

Registration No. 333-114377

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARRANT APPAREL GROUP

(Exact name of registrant as specified in its charter)

California	95-4181026
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 South Figueroa Street, Suite 2500

Los Angeles, California 90017

(323) 780-8250

(Address of Principal Executive Offices)(Zip Code)

NON-QUALIFIED STOCK OPTION AGREEMENT BETWEEN

TARRANT APPAREL GROUP AND BARRY AVED

(Full Title of the Plan)

Patrick Chow

Chief Financial Officer

Tarrant Apparel Group

801 South Figueroa Street, Suite 2500

Los Angeles, California 90017

(323) 780-8250

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

John J. McIlvery, Esq.

Stubbs Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, California 91403

(818) 444-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting
	(Do not check if a smaller reporting company)		company ☒

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 333-114377) (the “Registration Statement”) of Tarrant Apparel Group, a California corporation (“Tarrant”), pertaining to the registration of an aggregate of 400,000 shares of common stock, no par value, of Tarrant issuable under the Non-Qualified Stock Option Agreement between Tarrant Apparel Group and Barry Aved, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities Exchange Commission on April 9, 2004.

On August 20, 2009, pursuant to an Agreement and Plan of Merger, dated as of February 26, 2009 and as subsequently amended on June 26, 2009, by and among Tarrant, Sunrise Acquisition Company, LLC, a California limited liability company (“Parent”), Sunrise Merger Company, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Gerard Guez and Todd Kay, Merger Sub merged with and into Tarrant (the “Merger”) with Tarrant as the surviving corporation of the Merger. Pursuant to the Merger, each outstanding share of common stock of Tarrant (other than shares held by in treasury, shares owned by Tarrant’s subsidiaries, Parent and Merger Sub immediately prior to the effective time of the Merger and shares held by shareholders who properly exercised dissenters’ rights under California law) was canceled and converted into the right to receive $0.85 in cash, and the separate corporate existence of Merger Sub ceased. The Merger became effective upon filing of an Agreement of Merger with the Secretary of State of the State of California on August 20, 2009 (the “Effective Time”).

As a result of the Merger, Tarrant has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Tarrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, Tarrant removes from registration all securities registered under the Registration Statement that remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 20, 2009.

TARRANT APPAREL GROUP

By:	/s/ Patrick Chow
Patrick Chow
Chief Financial Officer, Assistant Secretary
and Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Gerard Guez Gerard Guez	Interim Chief Executive Officer and Sole Director (Principal Executive Officer)	August 20, 2009

/s/ Patrick Chow Patrick Chow	Chief Financial Officer, Assistant Secretary and Vice President (Principal Financial and Accounting Officer)	August 20, 2009

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